                                                                  EXHIBIT 99.2.4

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                          THE WEST VIRGINIA ALLIANCE

         You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the West Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

West Virginia Alliance

         We have set forth below selected historical financial data of the West Virginia Alliance:

         . as of, and for the years ended, December 31, 1998 and 1999, derived from the audited financial statements and notes thereto of the West Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

         . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the West Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                 Year Ended December 31,              Six Months Ended June 30,
                                                 -----------------------              -------------------------
                                                 1998               1999              1999                 2000
                                                 ----               ----              ----                 ----
                                                               (in thousands)
                                                                                             (unaudited)
Statement of Operations:
  Operating revenues:
     Subscriber revenue.....................   $     46           $  2,308          $    407             $  4,372
     Wholesale revenue......................         --                 --                --                  772
     Equipment revenue......................         66                681               192                  769
                                               --------           --------          --------             --------
        Total operating revenues............        112              2,989               599                5,913
                                               --------           --------          --------             --------

  Operating expenses:
     Cost of sales..........................        219              3,065               699                4,273
     Maintenance and support................        610              4,130             1,860                3,015
     Depreciation and amortization..........        259              2,068               692                1,164
     Customer operations....................      1,309              4,094             1,575                3,505
     Corporate operations...................        818              1,744             1,006                1,026
                                               --------           --------          --------             --------
        Total operating expenses............      3,215             15,101             5,832               12,983
                                               --------           --------          --------             --------

  Operating loss............................     (3,103)           (12,112)           (5,233)              (7,070)

Interest income (expense):
  Interest income...........................         --                 --               260                  339
  Interest expense..........................         --             (1,175)               --                   --
  Senior credit facility....................         --                 --              (476)              (1,824)
                                               --------           --------          --------             --------
        Net loss............................   $ (3,103)          $(13,287)         $ (5,449)            $ (8,555)
                                               ========           ========          ========             ========

Balance Sheet Data (end of period):
  Cash and cash equivalents.................   $     10           $      8          $     11             $ 10,053

  Total assets..............................     31,132             53,497            35,936               66,705
  Long-term debt............................      9,237             51,125            24,739               51,136
  Members' equity (deficit).................     11,162               (704)            7,134               (7,838)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS OF THE WEST VIRGINIA ALLIANCE

OVERVIEW

          The West Virginia PCS Alliance, L.C. was organized in 1997. The West Virginia Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services in West Virginia. Operations commenced during September 1998, prior to which the Alliance was in the development stage. Its major activities through September 1998 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The West Virginia Alliance completed its first full year of operations in 1999. The West Virginia Alliance owns PCS radio spectrum licenses for markets covering 2.2 million POPs. The West Virginia Alliance has generated significant operating losses since it began operations and anticipates continued losses at least through 2000.

     Revenues

     The West Virginia alliance's revenues are generated from:

     . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of our digital wireless network;

     . wholesale revenues derived from providing access to our PCS network to other communication services providers; and

     .    sales revenues derived from direct sales of handsets and accessories.

     Operating Expenses

     The West Virginia Alliance's operating expenses include:

     . cost of sales, including equipment costs, usage-based access charges, long distance, roaming charges, and other direct costs;

     . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

     . depreciation and amortization of property and equipment, PCS spectrum licenses and other deferred costs; and

     . customer operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

     Other Income (Expenses)

     The West Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

RESULTS OF OPERATIONS

     Overview

     Net loss increased $.5 million or 15% from $3.3 million for the three months ended June 30, 1999 to $3.8 million for the three months ended June 30, 2000. Net loss increased $3.1 million or 57% from $5.5 million for the six months ended June 30, 1999 to $8.6 million for the six months ended June 30, 2000. EBITDA decreased $.01 million or .5% from a negative $2.6 million for the three months ended June 30, 1999 to a negative $2.7 million for the three months ended June 30, 2000. EBITDA decreased $1.4 million or 30% from negative $4.5 million for the six months ended June 30, 1999 to negative $5.9 million for the six months ended June 30, 2000. Operating loss was unchanged at $3.1 million for the three months ended June 30, 1999 and the three months ended June 30, 2000. Operating loss increased $1.8 million or 35% from $5.2 million for the six months ended June 30, 1999 to $7.0 million for the six months ended June 30, 2000.

These results reflect an increase in subscribers of 18,062, from 3,102 as of June 30, 1999 to 21,164 as of June 30, 2000. This growth came from internal growth and expansion in the West Virginia Alliance's markets. Start up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in operating cash flows. Network operations and support cost increased as a result of significant network expansion.

OPERATING REVENUES

     Operating revenue increased $3.1 million from $.4 million for the three months ended June 30, 1999 to $3.5 million for the three months ended June 30, 2000. Operating revenue increased $5.3 million from $.6 million for the six months ended June 30, 1999 to $5.9 million for the six months ended June 30, 2000.

     Subscriber Revenues. Subscriber revenues increased $2.5 million from $.2 million for the three months ended June 30, 1999 to $2.7 million for the three months ended June 30, 2000. This increase was primarily due to subscriber growth. ARPU increased $12.52, or 36%, from $34.49 for the three months ended June 30, 1999 to $47.01 for the three months ended June 30, 2000. Subscriber revenue increased $4.0 million from $.4 million for the six months ended June 30, 1999 to $4.4 million for the six months ended June 30, 2000. ARPU increased $10.90 or 32% from $34.05 for the six months ended June 30, 1999 to $44.95 for the six months ended June 30, 2000. The increase in ARPU was primarily due to the fact that the service was introduced and late 1998 and the Company continued to offer introductory promotional pricing during the first six months of 1999. Additionally, the growth in out of package minutes, long distance, customer roaming and other revenues contributed to this increase.

     Wholesale Revenues. Wholesale revenue increased $.5 million, from no revenues during the three months ended June 30, 1999 to $.5 million for the three months ended June 30, 2000. Wholesale revenue increased $ .8 million from no revenues during the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was primarily due to wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the West Virginia Alliance became the preferred provider of roaming services for Sprint and Horizon.

     Equipment Revenues. Equipment revenue increased $.2 million from $.1 million for the three months ended June 30, 1999 to $.3 million for the three months ended June 30, 2000. Equipment revenue increased $.6 million from $.2 million for the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was due to an increase in gross subscriber additions.

Operating Expenses

     Operating expenses increased $3.2 million or 92% from $3.4 million for the three months ended June 30, 1999 to $6.6 million for the three months ended June 30, 2000. Operating expenses increased $7.2 million or 123% from $5.8 million for the six months ended June 30, 1999 to $13.0 million for the six months ended June 30, 2000. Handset and other equipment costs together with additional customer support expenses related to subscriber growth represented the increase. Network expansion and enhancement also contributed to the period to period change.

     Cost of Sales. Cost of sales increased $1.7 million from $.4 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 30, 2000. Cost of sales increased $3.6 million from $.7 million for the six months ended June 30, 1999 to $4.3 million for the six months ended June 30, 2000. Handset and accessory costs related to subscriber growth represented $1.2 million and $2.6 million of the increase for the three and six month periods, respectively. Variable operation costs including usage based access, long distance and directory assistance increased $.3 million for the three months ended June 30, 2000 and $.6 million for the six months ended June 30, 2000. Roaming charges paid to other carriers increased $.2 million for the three months and $.4 million for the six months ended June 30, 2000.

     Maintenance and Support Expense. Maintenance and support expense increased $.5 million or 50% from $1.1 million for the three months ended June 30, 1999 to $1.6 million for the three months ended June 30, 2000. Maintenance and support expense increased $1.1 million or 62% from $1.9 million for the six months ended June 30, 1999 to $3.0 million for the six months ended June 30, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with the addition of 46 cell sites during the period June 30, 1999 to June 30, 2000 and other network enhancements, which included the addition of a central base station controller.

     Depreciation and Amortization. Depreciation and amortization increased $.04 million or 9% from $.42 million for the three months ended June 30, 1999 to $.46 million for the three months ended June 30, 2000. Depreciation and amortization increased $.5 million or 68% from $.7 million for the six months ended June 30, 1999 to $1.2 million for the six months ended June 30, 2000. Significant expansion in network construction, which included cell site additions in the central West Virginia markets of Charleston and Huntington and commencement of operations in the northern corridor of West Virginia in May 1999 represented an increase in depreciation expense of $.7 million for the six months ended June 30, 2000 as compared to the same period in 1999. The increase in depreciation expense was partially offset by the sale of 82 towers with a combined book value of $11.8 million in March and April 2000. The gain on the tower sales was deferred and is being amortized, for book purposes, over a ten-year period.

     Customer Operations Expense. Customer operations expense increased $.9 million or 107 % from $.9 million for the three months ended June 30, 1999 to $1.8 million for the three months ended June 30, 2000. Customer operations expense increased $1.9 million or 123% from $1.6 million for the six months ended June 30, 1999 to $3.5 million for the six months ended June 30, 2000. Advertising and marketing expenses increased $.3 million and $.5 million for the three and six month periods, respectively. Selling expenses including commissions, retail store operations and warehousing grew $.4 million in the three months ended June 30, 2000 and $.7 million in the six months ended June 30, 2000 over comparable periods in 1999. The increase in expenses reflects the addition of four retail stores in the northern corridor. Customer service and billing costs increased $.2 million for the three months ended June 30, 2000 and $.7 million for the six months ended June 30, 2000 versus the three and six month periods in 1999. These increases were necessary to support the significant increase in subscribers.

     Corporate Operations Expense. Corporate operations expense remained unchanged at $.6 million for the three months ended June 30, 1999 and the three months ended June 30, 2000. Corporate operations expense was unchanged at $1 million for the six months ended June 30, 1999 and the six months ended June 30, 2000.